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                                                  Exhibit 3(c)

                        FIRST AMENDMENT TO
                        RESTATED BY-LAWS OF
                      THE ADVEST GROUP, INC.

           (Adopted by action of the Board of Directors of The Advest Group, Inc. on September 28, 1995)


     RESOLVED, that Article III, Section 4 of the Bylaws of the
Corporation be, and it hereby is, amended in its entirety to read as follows:

          SECTION 4. Qualification. Directors shall be stockholders. Any person elected as a Director who is not at the time of election a stockholder, shall have a period of six months from the date of election to satisfy the requirement of stock ownership. If, at the end of said six month period, the Director has not become an owner of the common stock of the Corporation, he shall cease to be a Director. No person shall be eligible for election or reelection as a Director after such person has reached his or her 71st birthday. Nor shall any person be appointed as a Director to fill any vacancy after such person has reached his or her 71st birthday.
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